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                                 Exhibit (99)
                      Press Release dated August 11, 1997


                                                                    News Release


Contact


Unisource Worldwide, Inc.              National Sanitary Supply Company
Marty Buckley or JoAnn Huston          Gary H. Sander
610-722-3511     610-722-3513          513-762-6886



                   UNISOURCE AND NATIONAL SANITARY TO MERGE

              Combination will result in North America's Largest
                       Sanitary Maintenance Distributor


     Berwyn, Pennsylvania and Cincinnati, Ohio - August 11, 1997 -- Unisource Worldwide, Inc. (NYSE:UWW) and National Sanitary Supply Company (NASD:NSSX) announced today that they have signed a definitive merger agreement whereby National Sanitary Supply Company will become a wholly-owned subsidiary of Unisource. National Sanitary's stockholders will receive a cash payment of $21 per share in the transaction. Debt repayment and other considerations bring the total purchase price to approximately $163 million.

     The Boards of Directors of both companies have approved the agreement. In addition, Chemed Corporation (NYSE: CHE), which currently owns 82 percent of the outstanding common stock of National Sanitary, has approved the transaction.
The merger, which is subject to normal and customary conditions as well as completion of due diligence by Unisource, is expected to be consummated within ninety days.
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     National Sanitary Supply Company is the largest specialized distributor in the United States of sanitary maintenance products, with annual revenues in excess of $300 million. National distributes chemical cleaning compounds, paper and packaging products and other maintenance supplies and equipment to a wide variety of customers. Several of the cleaning chemicals and floor care products are proprietary formulations sold under the National Sanitary Supply Company brand name.

     Unisource is the largest marketer and distributor of paper and supply systems products in North America, with annual revenues in excess of $7 billion. The company's supply systems business provides plastic films and containers, corrugated containers, packaging equipment and supplies, and sanitary maintenance products to customers in the manufacturing, food processing, health care, hospitality and other industries.

     The merger positions Unisource as the largest distributor of sanitary maintenance supplies in North America.

     "National Sanitary is a perfect fit with our strategy to grow our supply systems business, and particularly the sanitary maintenance segment," said Ray
B. Mundt, chairman and chief executive officer of Unisource. "Since the beginning of our fiscal year, we have acquired five sanitary maintenance distributors with annualized revenues totaling $30 million. The addition of National Sanitary signals the strength of our commitment to this important market and will play a pivotal role in the advancement of our maintenance supplies initiative."

     Paul C. Voet, president and chief executive officer of National Sanitary, commented, "Over the past few years, we have built the largest sanitary maintenance distribution business in the nation, but we are still regionally concentrated in the West, Southwest and Midwest. Joining Unisource will further facilitate our growth and expand our geographic reach. Unisource's extensive distribution network will enable us to offer our specialized products and services to customers throughout North America."

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     Unisource Worldwide, Inc. (http://www.unisourcelink.com), is headquartered in Berwyn, Pennsylvania. National Sanitary Supply Company and Chemed Corporation are headquartered in Cincinnati, Ohio.

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